                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-91296
                                                      Registration No. 333-59884
                              Zero Coupon Convertible Senior Debentures due 2021
                                                           CUSIP No. 629568 AE 6

NABORS INDUSTRIES, INC.                                   NABORS INDUSTRIES LTD.

                 PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 22, 2002
                        TO PROSPECTUS DATED JULY 2, 2002

         The selling securityholders table on pages 10 through 13 of the prospectus is amended by this supplement no. 1 to add the following entities as selling securityholders:


SELLING SECURITYHOLDER               ZERO COUPON CONVERTIBLE DEBENTURES DUE 2021             SHARES OF COMMON STOCK
----------------------               --------------------------------------------   ----------------------------------------
                                     AMOUNT         AMOUNT          % DEBENTURES    NUMBER OF      NUMBER OF     NUMBER OF
                                     HELD           OFFERED         OUTSTANDING     SHARES HELD    SHARES        SHARES HELD
                                     BEFORE         FOR             BEFORE          BEFORE         OFFERED FOR   AFTER
                                     OFFERING(1)    SALE            OFFERING        OFFERING       SALE1(1)(2)   OFFERING(1)
                                     -----------    --------        -------------   ------------   ------------  ------------
Deutsche Bank AG London              $20,000,000    $20,000,000        1.45%          141,490        141,490             0

Hartford Life Insurance Company(3)   $68,000,000    $42,000,000        4.92%          605,818        297,129       308,689










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(1)   Assumes all debentures or common stock issuable upon their conversion or repurchase are sold in the offering. Under such assumption, the amount of debentures to be owned by the holder of debentures after the completion of the offering is zero.

(2) Assumes conversion of the full amount of debentures by each holder at the conversion rate of 7.0745 shares of common stock per $1,000 principal amount of debentures at maturity. In accordance with the Indenture, no fractional shares will be issued upon conversion.

(3) Hartford Life Insurance Company also owns $26,000,000, or 1.88%, in the securities that were previously registered and that are not being offered for sale in this supplement. The Hartford Life Insurance Company also own $10,000,000 principal amount of Nabors zero coupon convertible debentures due 2020 (convertible into common shares of Nabors Industries Ltd. at the conversion rate of 10.738 common shares per $1000 principal amount of debentures at maturity) and 17,372 common shares of Nabors Industries Ltd. The Number of Shares Held Before the Offering assumes full conversion of each series of debentures held by the Hartford Life Insurance Company in accordance with the applicable referenced conversion rates.